Exhibit 11
KIRKPATRICK & LOCKHART LLP

1800 MASSACHUSETTS AVENUE, NW
2ND FLOOR
WASHINGTON, D.C. 20036-1800
January 25, 1996
Fidelity Fixed-Income Trust
82 Devonshire Street
Boston, Massachusetts  02109
Ladies and Gentlemen:
 You have requested our opinion regarding certain matters in connection with the issuance of shares of Spartan Government Income Fund ("Government Income"), a series of Fidelity Fixed-Income Trust (the "Trust"), pursuant to a Registration Statement filed by the Trust on Form N-14 ("Registration Statement") under the Securities Act of 1933 ("1933 Act"). We understand that shares of Government Income will be issued in connection with the proposed acquisition by Government Income of all of the assets of Spartan Long-Term Government Fund ("Long-Term Government"), a series of Fidelity Devonshire Trust, and the assumption by Government Income of the liabilities of Long-Term Government, solely in exchange for shares of Government Income.
 We have, as counsel, participated in various business and other matters relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Trust's Declaration of Trust, the minutes of the meetings of the trustees and other documents relating to the organization and operation of the Trust and the authorization and issuance of shares of beneficial interest of the Trust. Based upon this examination, we are of the opinion that the shares to be issued pursuant to the Registration Statement, when issued upon the terms provided in the Registration Statement, subject to compliance with the 1933 Act, the Investment Company Act of 1940, and applicable state law regulating the offer and sale of securities, will be legally issued, fully paid, and non-assessable.
 The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders of a business trust may be held personally liable for the obligations of the Trust. The Declaration of Trust provides that the trustees shall have no power to bind any shareholder personally or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time personally agree to pay by way of subscription for any shares or otherwise, and requires that every note, bond, contract or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust shall include a recitation limiting the obligation represented thereby to the Trust and its assets (but the omission of such a recitation shall not operate to bind any shareholder). The Declaration of Trust further provides: (i) that any shareholder held personally liable solely by reason of his being or having been a shareholder and not because of his acts or omissions or for some other reason, shall be entitled out of the assets belonging to the applicable series of the Trust to be held harmless from and indemnified against all loss and expense arising from such liability; and (ii) that the Trust shall, upon request by a shareholder, assume the defense of any claim made against the shareholder for any act or obligation of the Trust or a series thereof and satisfy any judgment thereon.

 We hereby consent to the reference to our firm under the captions "Synopsis -- Federal Income Tax Consequences of the Reorganization," "The Proposed Transaction -- Federal Income Tax Considerations," and
"Miscellaneous -- Legal Matters", each of which constitutes a part of the Registration Statement. We further consent to your filing a copy of this opinion as an exhibit to the Registration Statement.
      Yours truly,
      /s/ Kirkpatrick & Lockhart LLP